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                                                                      EXHIBIT 11.1
                              YURIE SYSTEMS, INC.
                      COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARE


                                          Year Ended December 31                   Year Ended September 30
                                    ----------------------------------             -----------------------
                                        1993           1994            1995          1995           1996
                                        ----           ----            ----          ----           ----
Net Income                          $  (23,000)    $   121,000    $   897,000    $   416,000     $ 2,739,000

Average shares outstanding
  during the period                  16,000,000     16,000,000     20,168,000     20,154,000      20,208,000

Dilutive effect of stock
  options after application
  of treasury stock method
  as described in Note 1 to
  the Financial Statements            1,513,000      1,513,000      1,513,000      1,513,000       1,513,000
                                    -----------    -----------    -----------    -----------     -----------
Average number of shares and
 equivalent shares outstanding
 during the period                   17,513,000     17,513,000     21,681,000     21,667,000      21,721,000
                                    -----------    -----------    -----------    -----------     -----------

Earnings per common and common
  equivalent share                  $    (0.00)    $      0.01    $      0.04    $      0.02     $      0.13
                                    ===========    ===========    ===========    ===========     ===========
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